Exhibit 99

R. Brad Martin to Depart Dillard’s Board of Directors in May

LITTLE ROCK, Ark.--(BUSINESS WIRE)--April 3, 2013--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced today that R. Brad Martin has informed the Company he will not stand for re-election at the Annual Meeting of Stockholders on May 18, 2013. Mr. Martin, who has served on the board since 2008, has accepted a leadership position which will require a significant time commitment.

Dillard’s Chairman of the Board, William Dillard, II, stated, “We are truly appreciative of Brad’s leadership over the past five years. As an experienced retailer, Brad’s insight was invaluable as we navigated some tough years and emerged a stronger company. We wish him the best in his new appointment and we value his ongoing friendship.”

Mr. Martin stated, “I have enjoyed serving on the Dillard’s board and I am truly proud of our accomplishments. Dillard’s is a terrific company with an outstanding management team and board of directors. I remain a friend of Dillard’s as well as a shareholder and will be following the company’s success closely in the future.”

Mr. Martin is the former Chairman of the Board and Chief Executive Officer of Saks Incorporated. He currently serves Dillard’s as Chairman of the Audit Committee.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965